UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 16, 2006

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-3492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

1401 McKinney, Suite 2400, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

(713) 759-2600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 1.01. Entry into a Material Definitive Agreement.

On February 16, 2006, the Compensation Committee of the Board of Directors of Halliburton Company (“Halliburton”) approved the 2006 performance goals for Halliburton’s officers under the Halliburton Annual Performance Pay Plan, as amended and restated effective January 26, 2006. The plan links total compensation to Halliburton’s performance, as measured by cash value added, or CVA. CVA measures the difference between after-tax cash income and a capital charge, based upon Halliburton’s weighted average cost of capital, to determine the amount of value, in terms of cash flow, added to Halliburton’s business, and serves as a proxy for total stockholder return. The reward schedule under the plan is established to align given levels of CVA performance with reward opportunities. Reward opportunities are established at threshold, target and maximum levels. The maximum amount any participant can receive under the plan is capped at two times the target opportunity level. The level of achievement of annual CVA performance determines the dollar amount of incentive compensation payable to participants. The 2006 target levels of opportunity under the plan for Halliburton’s named executive officers range from 50% to 110% of an individual’s January 1 annual base salary. Previously, the Compensation Committee approved the 2005 performance awards under the plan on January 26, 2006, and such awards were paid on February 3, 2006. Awards for the 2005 plan year were also based on Halliburton Company CVA.

The Compensation Committee also approved the performance goals for the 2006 Cycle under Halliburton’s Performance Unit Program, which is a long-term program under the Halliburton 1993 Stock and Incentive Plan, designed to provide key executives with the specified incentive opportunities contingent on the level of achievement of pre-established corporate performance objectives. The 2006 Cycle began on January 1, 2006, and will end on December 31, 2008. Performance is measured by Halliburton Company consolidated Return on Capital Employed compared to both absolute goals and relative goals, as measured by the results achieved by comparator companies. Individual incentive opportunities are set as a percent of each individual’s base salary at the beginning of the cycle. Rewards may be paid in cash, stock or a combination thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: February 22, 2006	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary